SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): May 28, 1999

                     HITOX CORPORATION OF AMERICA
        (Exact name of registrant as specified in its charter)

                               Delaware
               (State or other jurisdiction of corporation)

                                0-17321
                       (Commission File Number)

                              74-2081929
                 (I.R.S. Employer Identification No.)

                             722 Burleson
                         Corpus Christi, Texas
               (Address of principal executive offices)

                                 78402
                              (Zip Code)

  Registrant's telephone number, including area code: (361) 882-5175

                               --------
     (Former name or former address, if changed since last report)



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ITEM 1. Changes in Control of Registrant

On May 28, 1999, Bernard A. Paulson, Paulson Ranch, Ltd. and Paulson Acquisition LLC, Megamin Ventures Sdn. Bhd. ("Megamin"), Founders Equity Securities, Inc., Leon S. Loeb and Richard L. Bowers , who collectively hold in excess of 50% of the common stock of Hitox Corporation of America (the "Company"), delivered a written demand and consent to the Company. The written demand and consent removed Robert
J. Cresci, William B. Hayes and Michael A. Nicolais as directors of the Company and appointed Richard L. Bowers, Thomas W. Pauken and W. Craig Epperson to serve as directors of the Company. Messrs. Bernard A. Paulson, Christopher J. McGougan (a designee of the Board of Megamin) and Kevin S. Moore are also directors of the Company, and their directorships were not affected by this action.

At a meeting of the newly constituted Board of Directors held on June 1, 1999, Mr. McGougan was elected to serve as Chairman of the Company's Board of directors and Mr. Paulson was elected to serve as President and Chief Executive Officer. Mr. Bowers was elected Executive Vice President and Director of Sales & Marketing. At this Board meeting, Mr. Moore tendered his resignation as a director of the Company.
Mr. Moore has voting control over approximately 25% of the Company's issued and outstanding shares.

The parties delivering the written demand and consent removing the existing directors and appointing their designees had the following beneficial ownership interest in the Company's issued and outstanding shares on May 28, 1999:


                                 Number of   Percentage of issued
                                   shares      and outstanding
                                   owned           shares
                                 ---------     --------------
Megamin Ventures Sdn. Bhd.       1,353,000         28.95%
Bernard A. Paulson                 810,574         17.35%
Leon S. Loeb                       144,600          3.09%
Richard L. Bowers                   67,400          1.44%
Founders Equity Securities,Inc.     21,000          0.45%

The change of control occurred through the change in the composition of the Board on May 28, 1999. Prior to that date the above parties acquired shares of the Company as set forth below. Most of the following information was derived from various Schedule 13D filings with the Securities and Exchange Commission.

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Mr. Paulson, through entities he controls, purchased 195,074 shares for
$2.50 per share via a tender offer which expired on April 19, 1999. Total consideration was $487,685. Mr. Paulson used working capital of Paulson Acquisition to fund the purchase. Mr. Paulson had purchased 42,000 shares on the open market prior to 1999, which brought his total beneficial ownership on April 19, 1999 to 233,074 shares, or approximately 5% of the Company's outstanding shares. Subsequent to the tender offer, Mr. Paulson, through entities he controls, purchased an additional 573,500 shares on the open market. The average price per share of those purchases was $2.97, for total consideration of $1,703,639. The shares were purchased using working capital of Paulson Acquisition and an unsecured loan of $1,000,000 to Paulson Ranch. The loan has an interest rate of LIBOR plus 1.50%, payable quarterly with principal due in a single payment on June 15, 2000. As of May 28, 1999, Mr. Paulson was the beneficial owner of 810,574 shares representing 17.35% of the Company's issued and outstanding shares.

Mr. Loeb purchased 91,600 shares on the open market from March 31, 1999 through May 10, 1999 at an average price of $2.82 for total consideration of $258,310. Mr. Loeb used personal funds for the purchase. Prior to that purchase, he owned 53,000 shares, bringing his total beneficial ownership to 144,600 shares or 3.09% of the Company's issued and outstanding shares on May 28, 1999.

Mr. Bowers purchased 3,000 shares on the open market from May 6, 1999 through May 10, 1999 at an average price of $2.59 for total consideration of $7,760. Mr. Bowers used personal funds for the purchase. Prior to that purchase, he owned 64,400 shares bringing his total beneficial ownership to 67,400 shares, or 1.44% of the Company's issued and outstanding shares on May 28, 1999.

Founders Equity purchased 21,000 shares from April 30, 1999 through May 3, 1999, at an average price of $2.94 for total consideration of $61,740. Founders Equity used working capital for the purchase. The purchase resulted in beneficial ownership of 0.45% of the Company's issued and outstanding shares on May 28, 1999.

Megamin Ventures Sdn. Bhd. had no transactions in the Company's shares in 1999. Mr. McGougan, who represents Megamin on the Company's Board, had no transactions in the Company's shares in 1999 as of the change of control on May 28, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Hitox Corporation of America
                                                   (Registrant)

Date: June 10, 1999                                CRAIG SCHKADE
                                                   _____________
                                                   Craig Schkade
                                               Chief Financial Officer
                                                   and Treasurer
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